GMAC Commercial Holding Corp.

200 Witmer Road

Horsham, PA 19044

Tel. 215-326-4622

Fax:215.328-1316

GMAC

Commercial Holding Corp.

Management's Assertion Concerning Compliance with Minimum Servicing Standards

March 13, 2002

As of and for the year ended December 31, 2001, GMAC Commercial Mortgage Corp. and its subsidiaries (collectively, the "Company) have complied in all material respects with the minimum servicing standards set forth in the Company's minimum servicing standards (attached), which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, GMAC Commercial Mortgage Corporation had in effect a General Motors Corporation Fidelity bond of $150 million and a GMAC Commercial Mortgage Corporation errors and omissions policy in the amount of $50 million.

David E. Creamer, President and CEO

Wayne D. Hoch

Wayne D. Hoch, Executive Vice President and CFO

Michael Lipson

Michael Lipson,

Executive Vice President